Exhibit (11)

                       Opinion and consent of Goodwin Procter LLP

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                                                                 March 14, 2001



The Phoenix-Engemann Funds
600 North Rosemead Boulevard
Pasadena, California  91107-2133

Ladies and Gentlemen:

         Reference is made to the registration statement on Form N-14 filed on March 15, 2001 with the Securities and Exchange Commission with respect to Class A and Class B shares of beneficial interest (the "Shares") of The Phoenix-Engemann Funds, an unincorporated association of the type commonly referred to as a Delaware business trust (the "Trust"), representing interests in the Phoenix-Engemann Small & Mid-Cap Growth Fund, a series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Trust and Phoenix Strategic Equity Series Fund, dated as of December 27, 2000, described in the Registration Statement.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,



                                                             GOODWIN PROCTER LLP